UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2014 (June 25, 2014)

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi	1-12991	64-0659571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi	38804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (662) 680-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On June 25, 2014, BancorpSouth, Inc. (the “Company”) announced that the Board of Directors of the Company appointed Chris A. Bagley, age 53, as the next President and Chief Operating Officer of the Company and BancorpSouth Bank to be effective following the retirement of James V. Kelley on August 15, 2014. Mr. Kelley’s retirement was previously disclosed in the Current Report on Form 8-K of the Company which was filed on March 26, 2014.

Mr. Bagley, who joined the Company earlier this year as an Executive Vice President, has over 31 years of experience in commercial banking. Prior to joining the Company, Mr. Bagley was employed by Prosperity Bancshares, Inc., a publicly-traded financial holding company located in Houston, Texas (“Prosperity”), from February 1997 to February 2014. While at Prosperity, Mr. Bagley served as the Chief Credit Officer and served on the seven-person executive committee which directed and oversaw all bank lending and operations. Prior to joining Prosperity, Mr. Bagley worked at both Texas Commerce Bank as a commercial lender and Bank of Almeda from August 1983 to February 1997 where he served in various key roles including, Internal Auditor, Compliance Officer, commercial lender, and ultimately as the bank’s Chief Lending Officer as well as serving on the bank and holding company board of directors. Mr. Bagley also served as a member of the board of directors for Community Bankers Trust Corporation, a publicly-traded financial holding company, from October 2007 to May 2008. He presently serves as an advisory board member of the University of Houston banking certificate program through the Bauer College of Business. Mr. Bagley received a Bachelor of Business Administration from Stephen F. Austin State University and a Master of Business Administration from the University of Houston.

In connection with his appointment, Mr. Bagley has entered into a Change in Control Agreement (the “Change in Control Agreement”). Mr. Bagley is subject to certain restrictive covenants during the term of his employment and for a period of two years after termination of his employment, unless Mr. Bagley resigns for good reason. Under these covenants, Mr. Bagley may not (i) operate, own, be employed by or consult with any competing business (as defined in the Change in Control Agreement), (ii) directly or indirectly solicit customers or employees of the Company or any affiliate of the Company or (iii) divulge confidential information about the Company or its affiliates.

If there is a change in control after the effective date of the Change in Control Agreement, Mr. Bagley would receive no benefits or payments unless his employment is terminated without cause or he resigns for good reason within 12 months following the change in control. In that event, Mr. Bagley will receive unpaid salary, vacation accruals and other amounts due on termination, full vesting of all equity incentive awards and a lump sum cash severance payment equal to 250% of his base salary determined by reference to his base salary in effect at the time of change in control and 250% of the highest annual bonus that he would be eligible to receive during the fiscal year ending during which the change in control occurs. Further, Mr. Bagley would continue to participate in the Company’s health and welfare benefit plans during a 36-month period following termination or an equivalent cash payment if participation is not permissible. Payments and benefits on a change in control are subject to reduction under the Change in Control Agreement in the event that the aggregate change in control payments would result in the imposition of taxes on “parachute payments” as defined in sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). If the reduction applies, payments would be limited to an amount that is less than three times average annual compensation, as defined in the Code, in order to eliminate certain excise taxes that would be imposed under the Code on amounts received by Mr. Bagley and to preserve the right of the Company to deduct the payments from its taxable income. However, the reduction is not applied if the aggregate value of the payments due on the change in control, net of the excise tax imposed under the Code, would exceed the aggregate value of the payments received after applying the reduction. No “tax gross up” or similar payments would be made to Mr. Bagley in the event he incurs the excise tax under section 4999 of the Code.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing Mr. Bagley’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1    Press release issued on June 25, 2014 by BancorpSouth, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORPSOUTH, INC.

By:	/s/ Cathy S. Freeman
Cathy S. Freeman Senior Executive Vice President and Chief Administrative Officer

Date: June 27, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued on June 25, 2014 by BancorpSouth, Inc.